As filed with the Securities and Exchange Commission on May 15, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the

Securities Act of 1933

MERIT MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	87-0447695 (I.R.S. Employer Identification No.)

1600 West Merit Parkway

South Jordan, Utah 84095

Telephone: (801) 253-1600

(Address of Principal Executive Offices,

including Zip Code)

Merit Medical Systems, Inc.

2026 Equity Incentive Plan

(Full title of the plan)

and Corporate Secretary

Brian G. Lloyd

Chief Legal Officer and Corporate Secretary

Merit Medical Systems, Inc.

1600 West Merit Parkway

South Jordan, Utah 84095

(801) 253-1600

(Name, address and telephone number, including area code, of agent for service)

Copy to: Bryan Allen Parr Brown Gee & Loveless 101 South 200 East, Suite 700 Salt Lake City, Utah 84111 (801) 532-7840

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ◻
Non-accelerated filer ◻ (Do not check if a smaller reporting company)	Smaller reporting company ◻
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registration has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is omitted from this registration statement and included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is omitted from this registration statement and included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on February 24, 2026 (the “2026 Annual Report”);

(2)	The information specifically incorporated by referenced into the 2026 Annual Report from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 31, 2026;

(3)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on April 30, 2026;

(4)	The Registrant’s Current Reports on Form 8-K, other than with respect to Items 2.02 or 7.01, filed with the Commission on January 8, 2026, February 24, 2026, April 1, 2026, April 13, 2026, and April 30, 2026; and;

(5)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 11, 1990, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is a Utah corporation subject to the provisions of the Utah Revised Business Corporation Act (the “Utah Act”), which includes provisions related to indemnification of directors and officers, the key terms of which are summarized below. Each of the sections identified below are sections of the Utah Code and part of the Utah Act.

Section 16-10a-902 allows a corporation to indemnify any individual made a party to a proceeding because he or she is or was a director of the corporation if (a) his or her conduct was in good faith, (b) he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and (c) in the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful. Such indemnification is limited to reasonable expenses (including attorney’s fees) incurred in connection with any such proceeding. The above notwithstanding, Section 16-10a-902(4)-(5) provides that the corporation may not indemnify a director in connection with:

(i)	any proceeding brought by or in the right of the corporation (including any derivative actions) if that director was adjudged liable to the corporation; and

(ii)	any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 provides that, unless limited by its articles of incorporation, a corporation must indemnify a director who is successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding or claim with respect to which he or she has been successful.

Section 16-10a-904 allows a corporation to pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding upon certain affirmations, undertakings and determinations required thereunder.

Section 16-10a-905 provides that, unless otherwise limited by a corporation’s articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The court may order such indemnification if it determines that the director is entitled to mandatory indemnification under Section 16-10a-903 or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 16-10a-906 provides a corporation may only indemnify a director pursuant to Section 16-10a-902 if a determination is made in the specific proceeding that indemnification is permissible in the circumstances and such indemnification is authorized by the corporation. Similarly, authorization is required for a corporation to advance expenses under Section 16-10a-904.

Section 16-10a-907 provides that, unless otherwise limited by a corporation’s articles of incorporation:

(i)	an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903 and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

(ii)	the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director; and

(iii)	a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to a director, if not inconsistent with public policy and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Section 16-10a-908 allows a corporation to purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation or who, while serving in any such capacity, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, in each case, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such. Such insurance may be purchased and maintained whether or not the corporation would have the power to indemnify any such person against the same liability under Sections 16-10a-902, 903 or 907.

Under Section 16-10a-909, a provision treating a corporation’s indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract (except an insurance policy) or otherwise, will only be valid if and to the extent that provision is not inconsistent with Sections 16-10a-901 through 909. Additionally, if the articles of incorporation of a corporation limit indemnification or advancement of expenses, then such indemnification and advancement of expenses will be valid only to the extent not inconsistent with such articles.

The Registrant’s Second Amended and Restated Articles of Incorporation (the “Articles”) require the Registrant to indemnify our directors and officers against liabilities incurred by them that result from acts performed by them in furtherance of the business of the corporation to the fullest extent permitted by Utah law.

The Registrant’s Fourth Amended and Restated Bylaws (the “Bylaws”) also include mandatory indemnification provisions with respect to our directors and officers and discretionary indemnification provisions with respect to employees and agents, each subject to limitations generally reflecting the limitations on indemnification set forth in the Utah Act (as discussed above). The Bylaws also allow us to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers (or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against any liability asserted against, or incurred by, him or her in such capacity or arising out of his or her status in such capacity, whether or not we would have the power to indemnify him or her against such liability under the indemnification provisions of the Bylaws or Utah law. We maintain insurance from commercial carriers against certain liabilities that may be incurred by our directors and officers.

The Registrant has also entered into indemnification agreements with its directors and executive officers, pursuant to which we have, among other things, agreed to defend, indemnify and hold harmless each such person to the fullest extent permitted by the Utah Act if he or she is or was a party, or is threatened to be made a party, to any proceeding (other than derivative proceedings) by reason of his or her role as a director, officer or agent of the company or its subsidiaries. The Registrant has also agreed to defend, indemnify and hold harmless each such person to the fullest extent permitted by the Utah Act in connection with any derivative proceeding to which such person was or is, or is threatened to be made, a party if he or she acted in good faith and in a manner reasonably believed by him or her to be in the best interests of our company and shareholders, unless such person is found by a court to be liable to our company and shareholders in performance of his or her duties. Under these agreements, each person is presumed to have satisfied the applicable standard of conduct necessary to be indemnified by our company, a presumption that may only be rebutted by clear and convincing evidence to the contrary.

Indemnification may also be granted to our directors and officers in the future pursuant to other agreements, amendments to the Articles or Bylaws or by vote of our shareholders or directors.

The foregoing descriptions are summary in nature, do not describe all details regarding the indemnification of our officers, directors or controlling persons and are subject in its entirety by reference to the applicable provisions of the Utah Act, the Articles and Bylaws and such indemnification agreements.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Form	Exhibit	Filing Date
4.1	Second Amended and Restated Articles of Incorporation*	10-Q	3.1	August 9, 2018
4.2	Fourth Amended and Restated Bylaws*	8-K	3.1	May 21, 2024
5.1	Opinion of Parr Brown Gee & Loveless PC	—	—	—
23.1	Consent of Deloitte & Touche LLP	—	—	—
23.2	Consent of Parr Brown Gee & Loveless (included in Exhibit 5.1)	—	—	—
24.1	Power of Attorney (included on signature page of this registration statement)	—	—	—
99.1	Merit Medical Systems, Inc. 2026 Equity Incentive Plan†	—	—	—
107	Filing Fee Table	—	—	—

* These exhibits are incorporated herein by reference.

† Indicates management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this item do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South Jordan, State of Utah, on May 14, 2026.

MERIT MEDICAL SYSTEMS, INC.

/s/ MARTHA G. ARONSON Martha G. ARONSON President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this registration statement appears below hereby constitutes and appoints Martha G. Aronson (President and Chief Executive Officer), Raul Parra (Chief Financial Officer and Treasurer) and Brian G. Lloyd (Chief Legal Officer and Corporate Secretary), and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments (including any post-effective amendments) to this registration statement, and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto, and to file the same with the Securities and Exchange Commission, granting unto say attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that such attorneys-in-fact and agents, or any of them or their respective substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2026.

Signature	Capacity in Which Signed

/s/ MARTHA G. ARONSON	President, Chief Executive Officer and Director
Martha G. Aronson	(Principal executive officer)

/s/ RAUL PARRA	Chief Financial Officer and Treasurer
Raul Parra	(Principal financial and accounting officer)

/s/ LONNY J. CARPENTER	Director
Lonny J. Carpenter

/s/ LYNNE N. WARD	Director
Lynne N. Ward

/s/ SCOTT R. WARD	Director
Scott R. Ward

/s/ LAURA S. KAISER	Director
Laura S. Kaiser

/s/ SILVIA M. PEREZ	Director
Silvia M. Perez

/s/ THOMAS J. GUNDERSON	Director
Thomas J. Gunderson

/s/ F. ANN MILLNER	Director
F. Ann Millner

/s/ MICHAEL R. MCDONNELL	Director
Michael R. McDonnell

/s/ STEPHEN C. EVANS	Director
Stephen C. Evans